Exhibit 10.1

PURCHASE AGREEMENT

THIS AGREEMENT is made by and between MCKAY REAL ESTATE CORPORATION (“McKay”), MATCHWORKS, LLC (“Matchworks”) and NATHAN PROPERTIES, LLC (“N. Properties”) by and through MARK E. DOTTORE, duly appointed Receiver in the United States District Court, Northern District of Ohio, Eastern Division, Case Number 1:11-CV-02364 (“Seller”), whose mailing address is 2344 Canal Road, Cleveland, Ohio 44113, and GAS NATURAL, INC., or its Assignee or Nominee (“Purchaser”), whose address is 8500 Station Street, Suite 100, Mentor, OH 44060. The “Effective Date” of this Agreement shall be the date this Agreement is signed by the last party to sign, as indicated on the signature page. The Closing Date shall be the date defined in Section 13 of this Agreement.

SECTION 1 – PURCHASE AND SALE. Seller agrees to sell and Purchaser agrees to purchase the land and building, improvements, and fixtures thereon commonly known as the “Matchworks Building” located at 8500 Station Street, Mentor, Ohio 44060, and more specifically described in Exhibit A, which is attached hereto and incorporated herein by reference (“the Real Property”).

SECTION 2 – PURCHASE PRICE. The purchase price of the Real Property is the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00). The Purchase Price shall be paid as follows:

(a)	Two Hundred and Fifty Thousand Dollars ($250,000.00) as an earnest money deposit (“Earnest Money”) shall be deposited with the Escrow Agent named in Section 3 hereof within five (5) business days of the Effective Date, and returned to Purchaser in full if the contingencies set forth in Section 16 are not satisfied.

(b)	The balance of the Purchase Price shall be deposited in cash with the Escrow Agent on or prior to the Closing Date.

(c)	In addition to the Purchase Price, Purchaser shall be responsible for paying all current and delinquent real estate taxes and assessments relating to the real property, in accordance with Section 10 hereof.

SECTION 3 – TITLE COMPANY AND ESCROW AGENT. Lake County Title Company is hereby designated as the Title Company and Escrow Agent in connection with this transaction. Immediately following the Effective Date, Seller shall open an escrow at the Title Company in accordance with Title Company’s standard form of strict joint order escrow agreement.

SECTION 4 – DOCUMENTATION.

(a)	Within five (5) days of acceptance of this offer to purchase, McKay, Matchworks and N. Properties agree to provide Purchaser with true and complete copies of the following written documentation pertaining to the Real Property:

1)	Copy of any and all documents giving any party the right to use, occupy or acquire the Real Property, including leases, easements, options or rights of first refusal (collectively the “Leases”);

2)	A survey, if available;

3)	Maintenance and repair contacts, if any;

4)	Any and all Environmental Reports;

5)	Current Rent rolls, and correspondence with tenants or notices under any Lease; and

6)	Such other documentation as Purchaser may reasonably request.

SECTION 5 – COURT APPROVAL. Promptly after the Effective Date, Seller shall cause its counsel to file an application or a motion with the United States District Court, Northern District of Ohio, Eastern Division, in the case entitled Citizens Bank v. McKay Real Estate Corp. et al, Case No. 1:11 CV-02364 (the “Civil Action”) requesting authority to sell the Real Property free and clear of all material title defects, liens, encroachments and adverse claims, including without limitation, Exceptions 7 thru 11 and 13 listed on Schedule B, Section II of the Commitment of Title Insurance issued by Chicago Title Insurance Company attached hereto as Exhibit B (the “Deleted Exceptions”) “); and requesting that the Court instruct Defendant’s and Seller to deliver to Chicago Title Insurance Company the following documents: (1) Complaint for Foreclosure; (2) Entry and Decree for Foreclosure; (3) Motion Requesting Appointment of Receiver; (4) Order Approving Appointment of Receiver; (5) Motion for Sale Free and Clear of Liens by Receiver; (6) Objections for Sale by the Receiver; (7) Order Approving Sale by the Receiver, such order to include the language “there is no just reason for delay”; and (8) confirmation that all lien holders (including those who have filed liens even after the date of lis pendens) have been served with the Motion for Sale. Notwithstanding the foregoing, Purchaser acknowledges and agrees that it shall be solely responsible for the payment of all taxes and tax liens relating to the Real Property as set forth in Section 9 hereof.

SECTION 6 – FORM OF CONVEYANCE. At least two (2) business days prior to the Closing Date: (a) Seller shall deliver to the Escrow Agent a receiver’s (fiduciary) deed conveying to Purchaser fee simple title to the Real Property free and clear of liens and encumbrances, including without limitation, the Deleted Exceptions, and (b) McKay, Matchworks and N. Properties shall deliver to the Escrow Agent a quit-claim deed conveying any interest that they may have in the Real Property to Purchaser. The grantee named in the deed will be a Purchaser or Purchaser’s nominee or assignee.

SECTION 7 – TITLE INSURANCE. On the Closing Date, the Title Company shall issue to Purchaser an ALTA owner’s title insurance policy (the “Title Policy”) in the amount of the total purchase price of the Real Property insuring title to the Real Property to be in Purchaser as of the filing of the deeds for record subject only to taxes which are a lien, but not yet due and payable. Seller will supply any documents now available to him needed to eliminate the standard exceptions shown in the owner’s policy regarding mechanic’s liens, and encroachments.

SECTION 8 – ESCROW INSTRUCTIONS. This Agreement shall serve as escrow instructions and shall be subject to the usual conditions of acceptance of the Escrow Agent, insofar as the same are not inconsistent with any of the terms hereof. Provided that all money and documents required by this Agreement have been deposited in escrow on or before the Closing Date, the Escrow Agent shall direct that the deeds and other instruments be filed for record and the owner’s title insurance policy, be issued as provided for.

SECTION 9 – REAL ESTATE TAXES AND PRORATIONS. In addition to the Purchase Price, Purchaser shall be responsible for all current or delinquent real estate taxes and assessments, both general and special, relating to the Real Property, and these tax payments shall not be charged against the Purchase Price. The Escrow Agent shall prorate all collected rent, as between the Seller and Purchaser, as of the day prior to the Closing Date, with the Closing Date being treated as a day of ownership by Seller. Additionally, the Escrow Agent shall prorate all utility bills and other operating expenses related to the Real Property as of the day prior to the Closing Date, with the Closing Date being treated as a day of ownership by Seller. Notwithstanding the forgoing, the pro-rations of rents, operating expenses and utilities shall not be credited or charged against or otherwise cause adjustments to the Purchase Price or sales proceeds. All prorated amounts shall be paid in cash with no adjustment to Seller proceeds. To avoid any doubt real estate taxes and assessments shall not be pro-rated.

SECTION 10 – COSTS TO BE PAID BY SELLER. Subject to Section 9, Seller shall pay or be charged with the following costs and expenses in connection with the transaction:

(a)	Seller’s pro rata share of all items to be prorated in escrow;

(b)	All transfer and conveyance fees;

(c)	The cost of the title examination, if applicable to this sale;

(d)	one-half (1/2)the escrow fee; and

(e)	Seller’s attorney fees.

SECTION 11 – COSTS TO BE PAID BY PURCHASER. Subject to Section 9, Purchaser shall pay the following costs and expenses in connection with the transaction:

(a)	Purchaser’s pro-rata share of items to be pro-rated in escrow;

(b)	the premium for the owner’s title insurance policy;

(c)	the cost of recording the deed;

(d)	one-half (1/2) of the escrow fee; and; and

(e)	all attorneys’ fees incurred by Purchaser Matchworks and McKay in connection with this transaction.

SECTION 12 – POSSESSION AND CLOSING. Unless the parties otherwise agree in writing, subject to the contingencies described in Section 16 of this Agreement, this transaction shall be closed and the deeds filed for record within five (5) days after the issuance of a final non-appealable order by a court of competent jurisdiction approving the transaction. For purpose of this Section an appealable order shall be deemed non-appealable at the expiration of the applicable statutory appeal deadline.

The time and date of such closing is referred to herein as the “Closing Date,” unless otherwise provided herein, all documents necessary for closing shall be deposited in escrow at least one (1) business day prior to the Closing Date, and all funds shall be deposited in escrow on or prior to the Closing Date. On the Closing Date all funds will be paid to the Receiver pending further order of Court. On the Closing Date, Seller shall deliver the keys and exclusive possession to the Real Property. On the Closing Date, Seller shall deliver directly to the Purchaser or to Escrow Agent with instruction to deliver the following to Purchaser:

(a)	a Quit Claim Bill of Sale for any personal property located upon the Real Property being conveyed to Purchaser.

(b)	Assignment of all of the Leases executed by Seller, McKay and Matchworks.

(c)	The original Leases, and any amendments and/or modifications thereto or copies if originals not available.

SECTION 13 – AS-IS SALE. THE SALE OF THE REAL PROPERTY IS “AS-IS, WHERE-IS.” EACH PARTY ACKNOWLEDGES THAT NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, HAVE BEEN MADE TO SUCH PARTY OTHER THAN THOSE CONTAINED HEREIN. PURCHASER WARRANTS THAT PURCHASER HAS FULLY AND CAREFULLY EXAMINED THE REAL PROPERTY AND LEASES AND ACCEPTS THE SAME AS-IS AND WHERE-IS, WITH NO REPRESENTATIONS OR WARRANTIES BY SELLER. PURCHASER ACKNOWLEDGES THAT SELLER HAS MADE NO AGREEMENT OT ALTER, REPAIR OR IMPROVE THE PROPERTY.

Except as specifically set forth in this Agreement, Purchaser further acknowledges and agrees that it has not (and shall not) rely upon any statement and/or information from whomsoever made or given (including, but not including any attorney, agent, employee or other person representing or purporting to represent Seller) directly or indirectly, verbally or in writing, and Seller is not and shall not be liable or bound by any such statement and/or information.

SECTION 14 – BROKER. The parties hereby warrant and represent that no broker is involved in this transaction, and the parties hereby agree to hold each other harmless and indemnify each other against claims for commissions or finder’s fees by any other person or entity.

SECTION 15 – INSURANCE. Seller shall keep in force through the Closing Date fire, extended coverage, and business interruption insurance on the Real Property in at least those amounts currently maintained. Until the Closing Date, Seller shall maintain the Real Property in the same condition as existed on the date of Purchaser’s execution hereof, except for ordinary wear and tear. In the event that there is a casualty or damage to the improvements upon the Real Property after the Effective Date and prior to the Closing Date and the cost of such repair exceeds One Hundred Thousand Dollars ($100,000.00), then in that event, Purchaser shall have the option to:

(a)	terminate the transaction and thereupon the Earnest Money shall be immediately returned to Purchasers and this Agreement shall be null and void and the parties hereto released from all liability hereunder; or

(b)	elect to complete the Closing of the transaction, and thereupon Seller shall assign to Purchaser a share of any insurance proceeds in an amount equal to the reasonable cost for the repair or restoration of such loss or damage.

Seller shall notify Purchaser promptly of any such loss, casualty or damage, including a reasonable estimate as to the cost of such repair or replacement, and Purchaser shall have ten (10) days from and after the date of the receipt of such notice to make such election as set forth herein, and such election must be in writing given to the Seller; and if Purchaser makes no such election, Purchaser shall be deemed to have elected to complete the transaction and receive the proceeds of insurance as hereinabove set forth. If the cost of the repair or replacement is less than One Hundred Thousand Dollars ($100,000.00), then Seller shall be required to repair the damage and Purchaser shall be required to complete the purchase.

SECTION 16 – CONTINGENCIES. The consummation of this transaction is contingent upon (i) the approval of the transaction by the Court in the Civil Action, in accordance with Section 5, and there having been no appeal of the Court’s approval Order filed prior to the Closing Date as defined in Section 12, If these contingencies are not satisfied or waived by Purchaser prior to Closing, then the Earnest Money shall be immediately returned to Purchaser and this Agreement shall be null and void and the parties hereto released of all liability hereunder and Broker shall be entitled to receive no compensation.

SECTION 17 – DEFAULT. In the event of a default by Purchaser that is not cured within ten (10) days of Purchaser’s receipt of a written default notice, Seller’s sole remedy shall be to terminate this transaction and receive the Earnest Money as total liquidated damages. In such case the Seller shall cause the Earnest Money to be paid to Citizens Bank. The failure of the Court to approve the sale shall not be considered a default.

SECTION 18 – TIME OF THE ESSENCE. The parties agree that time is of the essence and that the failure of a party to perform any act on or before the date specified herein for performance thereof shall be deemed to be a default and cause for the termination hereof by the other party, without prejudice to other remedies available for default hereunder.

SECTION 19 – COMMUNICATIONS. Communications concerning Seller shall be addressed to Seller at the address set forth above, with a copy to Seller’s attorney, Robert Glickman, Esq., 1800 Midland Building, 101 W. Prospect Avenue, Cleveland, OH 44115-1088. Communications concerning Purchaser shall be addressed to Purchaser at the address set forth above, with a copy to Purchaser’s attorney Gary Jones, Esq., Kohrman, Jackson & Krantz, 20th Floor, One Cleveland Center, 1375 E. 9th Street, Cleveland, Ohio 44114; communication concerning Matchworks and/or McKay and/or N. Properties shall be addressed to 8500 Station St., Suite 100, Mentor, OH 44060, ATTN: Richard M. Osborne, with a copy to Jodi Littman Tomaszewski, Esq., 60 South Park Place, Painesville, OH 44077.

SECTION 20 – PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, successors, and assigns of the parties hereto.

SECTION 21 – ASSIGNMENT. Purchaser shall not assign this Agreement without Seller’s prior written consent, which shall not be unreasonably withheld. No assignment shall relieve Purchaser of primary responsibility hereunder for the payment of the purchase price. Notwithstanding the foregoing, Purchaser may assign its interest under this Agreement to an affiliated company provided that at the time of such assignment, and at the time of the Closing, the assignee is a direct or indirect subsidiary of Purchaser, and provided that such assignee shall, in writing, assume and agree, expressly for the benefit of the Seller, to perform or cause to be performed all of the obligations to be performed by the Purchaser hereunder.

SECTION 22—COMPLETE AGREEMENT. This Agreement, together with the attached exhibits, contains all of the terms and conditions of the agreement between the parties, and any and all prior and contemporaneous oral and written agreements are merged herein. The parties acknowledge that contemporaneously with the execution of this Agreement Citizens Bank, McKay Real Estate Corporation, OsAir, Inc., Heisley-Hopkins, Inc. and Richard M. Osborne will be executing a side agreement in connection with this transaction and the parties agree that this Purchase Agreement shall not be effective unless and until the side agreement is executed.

SECTION 23 – GOVERNING LAW. This Agreement is executed in the State of Ohio and shall be governed and construed in accordance with the laws of the State of Ohio, and it shall be subject to the continuing jurisdiction of the United States District Court for the Northern District of Ohio in the Civil Action.

SECTION 24 – TITLES. The titles and headings contained herein are for convenience only and shall not affect the interpretation of any of the terms or provisions of this Agreement.

SECTION 25 – COPIES. This Agreement is executed in multiple identical copies, which, when taken together, shall be deemed an original. The signature page of this Agreement may be executed and transmitted by facsimile or electronic means, and when so transmitted, shall be considered an original signature page.

SECTION 26 – LEASES. From and after the Effective Date, Seller shall not execute a new lease for the Real Property, without (i) Purchaser’s written consent, or (ii) approval of the Court with notice of request to Purchaser.

IN WITNESS WHEREOF, the parties have executed multiple counterparts of this Agreement on the dates set opposite their respective signatures.

[Signatures on next page]

MCKAY REAL ESTATE CORPORATION

/s/ Richard M. Osborne
Date: December 20, 2012	By:	Richard M. Osborne
	Its:	President

MATCHWORKS, LLC

/s/ Richard M. Osborne
Date: December 20, 2012	By:	Richard M. Osborne, Trustee
	Its:	Managing Member

NATHAN PROPPERTIES, LLC

/s/ Richard M. Osborne
Date: December 20, 2012	By:	Richard M. Osborne, Trustee
	Its:	Managing Member

MARK E. DOTTORE

Date: December 21, 2012	By:	/s/ Mark E. Dottore
Mark E. Dottore, Receiver

GAS NATURAL INC.

/s/ Kevin Degenstein
Date: December 20, 2012	By:	Kevin Degenstein
	Its:	President